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EXHIBIT 11.1                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

Shares outstanding at 12/31/95                                   1,868,000
Debenture convertible to common stock                            1,225,000
Preferred stock convertible to common stock                        250,000
Stock options                                                      146,000


       Total                                                     3,489,000

    Days outstanding for 3 months ending
       September 30, 1996                                               66
    Days outstanding for 9 months ending
       September 30, 1996                                              248

Initial Public Offering                                          1,365,000

    Days outstanding for 3 months ending
       September 30, 1996                                               26
    Days outstanding for 9 months ending
       September 30, 1996                                               26

Weighted Average Shares Outstanding
    3 months ending                                              3,874,761
    9 months ending                                              3,618,526

Earnings per Share - primary and fully diluted
    3 months ending                                            $   (0.152)
    9 months ending                                            $   (0.348)